UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 20, 2004


                               Boca Resorts, Inc.
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                 Delaware                                  1-13173                               65-0676005
    -----------------------------------         ----------------------------    -------------------------------------------
      (State or other jurisdiction of             (Commission File Number)        (I.R.S. Employer Identification Number)
              incorporation)
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                  501 E. Camino Real, Boca Raton, Florida 33432
       ------------------------------------------------------------------
               (Address of principal executive offices) (zip code)

       Registrant's telephone number, including area code: (561) 447-5300

                                 Not Applicable

          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
230.425)

[x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))


Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Boca Resorts, Inc. (the "Company"), a Delaware corporation, announced that it has entered into an Agreement and Plan of Merger, dated as of October 20, 2004 (the "Merger Agreement"), with Baton Holdings Inc., a Delaware corporation ("Parent"), and Baton Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. Parent and Merger Sub are affiliates of The Blackstone Group. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of Class A common stock, par value $.01 per share, of the Company and each outstanding share of Class B common stock, par value $.01 per share, of the Company (collectively, the "Shares"), other than any Shares owned by the Company, Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, or by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, shall be canceled and shall be converted automatically into the right to receive $24.00 in cash, without interest.

The Merger is conditioned, among other things, on the adoption of the Merger Agreement by the stockholders of the Company and the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Concurrent with the execution of the Merger Agreement, H. Wayne Huizenga, the Chairman of the Board of Directors and the Chief Executive Officer of the Company, and Huizenga Investments Limited Partnership ("HILP"), a Nevada limited partnership controlled by Mr. Huizenga, entered into a Voting Agreement (the "Voting Agreement") with Parent. Pursuant to the Voting Agreement, Mr. Huizenga has agreed to vote his shares of Class B common stock, which represent approximately 98% of the voting power of the Company, in favor of the Merger and against any proposal or action that could reasonably be expected to interfere with the Merger.

The Company may terminate the Merger Agreement under certain circumstances, including prior to the adoption of the Merger Agreement by its stockholders if its board of directors determines in good faith, in the exercise of its fiduciary duties, that it has received an unsolicited bona fide "superior proposal", as defined in the Merger Agreement, and otherwise complies with certain terms of the Merger Agreement (including giving Parent the opportunity to make an offer that is at least as favorable to the Company's stockholders as such "superior proposal"). In connection with such termination the Company must pay a fee of $38 million to Parent. The Voting Agreement will terminate upon any termination of the Merger Agreement. In certain other circumstances the Merger Agreement provides for Parent or the Company to pay to the other party a fee of $38 million upon termination of the Merger Agreement.

The foregoing descriptions of the Merger Agreement and the Voting Agreement (the "Agreements") do not purport to be complete and are qualified in their entirety by reference to the Agreements, which are filed as exhibits hereto, and are incorporated herein by reference.



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

Section 8 - Other Events

Item 8.01 Other Events

On October 20, 2004, the Company issued a press release announcing the execution of the Merger Agreement, which is filed as an exhibit hereto.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)      Exhibits

2.1 Agreement and Plan of Merger, dated as of October 20, 2004, among Baton Holdings Inc., Baton Acquisition Inc. and Boca Resorts, Inc.

99.1 Voting Agreement, dated as of October 20, 2004, among Baton Holdings Inc., H. Wayne Huizenga and Huizenga Investments Limited Partnership.

99.2 Press Release, dated October 20, 2004, of Boca Resorts, Inc., announcing the Agreement and Plan of Merger.



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

                                    SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BOCA RESORTS, INC.
                                   (Registrant)


                                   By: /s/ Richard L. Handley
                                       -----------------------------------------
                                       Name:  Richard L. Handley
                                       Title: Senior Vice President, Secretary
                                              and General Counsel

Date:    October 21, 2004



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


                                  EXHIBIT INDEX
                                  -------------

Exhibit
  No.                                    Description
  ---                                    -----------

  2.1 Agreement and Plan of Merger, dated as of October 20, 2004, among Baton Holdings Inc., Baton Acquisition Inc. and Boca Resorts, Inc.

  99.1 Voting Agreement, dated as of October 20, 2004, among Baton Holdings Inc., H. Wayne Huizenga and Huizenga Investments Limited Partnership.

  99.2 Press Release, dated October 20, 2004, of Boca Resorts, Inc., announcing the Agreement and Plan of Merger.



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